Exhibit 99.1

CORRECTIONAL PROPERTIES TRUST RECEIVES
WRITTEN NOTICE FROM THE STATE OF NORTH CAROLINA
TO EXERCISE OPTIONS TO PURCHASE FACILITIES

Palm Beach Gardens, Fla. – July 19, 2004 — Correctional Properties Trust (NYSE: CPV), a real estate investment trust (REIT), announced that it has received written notice from the State of North Carolina (the “State”) to exercise its option to purchase the Mountain View Correctional Facility and the Pamlico Correctional Facility (the “Facilities”), both of which are owned by a subsidiary of Correctional Properties Trust, and leased to the State. Correctional Properties Trust previously announced that elected officials of the State had approved a resolution on July 6, 2004, giving preliminary approval for issuing State debt, the proceeds of which would be used to acquire the Facilities.

The Facilities were purchased in 2001 from an unrelated third party, subject to existing leases on each property. As previously disclosed, each of the leases contained an option under which the State may acquire the Facilities for a predetermined purchase price, which declines each year. The options may be exercised annually beginning in 2004. The options provide for the acquisition of the Pamlico Correctional Facility beginning in August 2004 for approximately $25.2 million, and the Mountain View Correctional Facility beginning in December 2004, for approximately $26.2 million.

On an annualized basis, each of the Facilities currently contributes approximately 3.5 cents in net income per diluted share. If the State acquires both Facilities in 2004, depending on timing and other variables, the Company would expect to recognize a combined gain on the sale of the Facilities of approximately $5 million for financial reporting purposes. The net proceeds of a sale of one or both of the Facilities are required to be used to redeem the taxable mortgage revenue bonds (the “Bonds”) at par, which were issued in 2001 to finance the Facilities. If the State acquires both Facilities in 2004, the Company expects to have excess sales proceeds of approximately $2 million, following the redemption of all the Bonds.

Correctional Properties Trust, based in Palm Beach Gardens, Florida, was formed in February 1998, to capitalize on the growing trend toward privatization in the corrections industry. Correctional Properties Trust is dedicated to ownership of correctional facilities under long-term, triple-net leases, which minimizes occupancy risk and development risk.

Correctional Properties Trust currently owns 14 correctional facilities in ten states, all of which are leased, with an aggregate initial design capacity of 8,008 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include, without limitation, the Company’s Form 10-K, Forms 10-Q, Registration Statements on Form S-11 and S-3, and Form 8-K.

CONTACT: Correctional Properties Trust Shareholder Services, (561) 630-6336, or access Company information at http://www.CorrectionalPropertiesTrust.com